Exhibit 10.1

KASPIEN HOLDINGS INC.

Personal and Confidential

March 11, 2022

Mr. Kunal Chopra

Dear Kunal:

Reference is made to the letter agreement dated July 5, 2019, as amended on July 20, 2019 from Kaspien Holdings Inc., which at the time was named Trans World Entertainment Corporation, (the “Company”) to you pursuant to which you have served as Chief Executive Officer of the Company and Chief Executive Officer of Kaspien Inc. (formerly known as etailz and referred to herein as “etailz”), a wholly-owned subsidiary of the Company (the “Letter Agreement”).  This agreement (the “Agreement”) sets forth the terms of your separation from employment by the Company, etailz and their subsidiaries.

1.          Separation.  Your employment with the Company and its affiliates ended on March 11, 2022 (the “Separation Date”).  You hereby resign from all positions and offices, if any, that you hold with the Company, etailz or any entity that is a subsidiary of, or is otherwise related to or affiliated with, the Company, effective on the Separation Date.

2.          Severance.  You will receive your accrued but unpaid base salary through the Separation Date (in the amount of $17,307).  You do not have any accrued but unused vacation, and you do not have any unreimbursed business expenses.  In consideration for the Release set forth below, (x) you will continue to be paid your current base salary, at the annualized rate of $500,000, for a period of six months following the Separation Date (such six month period is referred to herein as the “Separation Period”), and (y) provided you are, and continue to be, in compliance with your covenants set forth herein, you will be paid an amount of cash equal to $150,000, one fourth of which ($37,500) shall be payable to you on each of March 31, 2022, June 30, 2022, September 30, 2022 and December 30, 2022.  In addition, options to purchase 5000 shares of common stock of the Company granted to you on September 3, 2019 and options to purchase 5000 shares of common stock of the Company granted to you on September 3, 2021 will each continue to be exercisable for ninety (90) days after the Separation Date, after which time they will be forfeited for no consideration.  All other equity based compensation awards granted to you by the Company will be forfeited for no consideration on the Separation Date.  Provided that you are participating in the Company’s group health, dental and vision plans on the Separation Date, you may elect to continue that participation in some or all of such plans through the federal law commonly known as “COBRA” at your own cost in accordance with the applicable rules under COBRA and the plans.  Except as specifically set forth in this Section 2, you agree that you will not be entitled to any other compensation or benefits from the Company, etailz or their affiliates after the Separation Date.  Notwithstanding the foregoing, if you obtain a subsequent employment position or engagement prior to the expiration of the Severance Period, any compensation or fees you earn or receive during the Severance Period pursuant to such subsequent employment or engagement shall reduce the Company’s severance payment obligations under clause (x) above on a dollar for dollar basis.  You will provide the Company with written notice as soon as practicable following the date you obtain a subsequent position, which notice shall further specify the amount of compensation you will earn or receive from such subsequent employment or engagement during the Severance Period.

3.          Release.  By executing this Agreement, which includes this Release (“Release”), you have advised the Company and etailz that you waive any and all claims against the Company, etailz and their subsidiaries and affiliated or related entities, and any and all of their respective predecessors, successors, assigns and employee benefit plans, and in such capacities their respective past, present or future officers, directors, shareholders, employees, trustees, fiduciaries, administrators, agents or representatives (collectively, the “Releasees”) and you irrevocably and unconditionally release and forever discharge any such claims except as specifically provided below.  You understand and agree that this Release extends to all claims, demands, liabilities and causes of action of every kind, nature and description whatsoever, whether known, unknown or suspected to exist, which you ever had or may now have against the Releasees, including, without limitation, any claims, demands, liabilities and causes of action arising from your employment with the Company, etailz or any of their affiliates and the termination of that employment, including any claims for severance or vacation pay, business expenses, and/or pursuant to any federal, state, county, or local employment laws, regulations, executive orders, or other requirements, including, but not limited to, the Civil Rights Acts, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Workers Adjustment and Retraining Notification Act, Sections 503 and 504 of the Rehabilitation Act, the Employee Retirement Income Security Act, the Sarbanes-Oxley Act, the Washington State laws against discrimination, all as amended, and any other local, state or federal fair employment laws, and any contract or tort claims.  However, you do not waive or release any rights you may have relating to (i) tax-qualified retirement benefits accrued and vested prior to the Separation Date, (ii) accrued and unpaid welfare benefit claims incurred prior to your termination of participation in such plans, (iii) the benefits specifically provided in Section 2 above, and (iv) any rights or claims which cannot legally be waived or released.  In consideration of the terms of this Agreement, you waive any claims you may have for employment by the Company or its subsidiaries and agree not to seek such employment or reemployment by the Company or its subsidiaries in the future.

4.          Covenant Not to Sue.  It is understood and agreed that you are waiving your right to initiate an action in state or federal court by you or on your behalf alleging discrimination on the basis of race, sex, religion, national origin, age, disability, marital status, or any other protected status or involving any contract or tort claims based on your termination of employment from the Company and its subsidiaries that are released hereby, except as may be necessary to enforce this Agreement or to seek a determination of the validity of the waiver of your rights under the ADEA.  It is also acknowledged that your termination was not in any way related to any work related injury.  While the release of claims contained herein does not prevent you from in the future filing a charge or complaint with any government entity, you acknowledge and agree that if you file a charge or complaint with a government entity, or a government entity asserts a claim on your behalf, your release of claims and waiver of your right to seek reemployment set forth in Section 3 of this Agreement shall bar you from receiving monetary relief or reinstatement, except you do not waive: (i) your right to receive an award from a government entity under its whistleblower program for reporting in good faith a possible violation of law to such government entity, (ii) any recovery to which you may be entitled pursuant to workers’ compensation and unemployment insurance laws, and (iii) any other right where a waiver is expressly prohibited by law.

5.          Consideration Period.  You acknowledge that you have been afforded a twenty-one (21) day period after the delivery of this Agreement during which to consider the effect of the Release.  At your option, you may elect to execute this Agreement prior to the expiration of the twenty-one (21) day period.  Additionally, you have seven (7) days after the date you execute this Agreement to revoke it.  As a result, this Agreement will not be effective until eight (8) days after you execute it, and any amount that would have otherwise been payable under the Agreement to you prior to that time will instead be payable on such effective date.  The Company is also advising you to consult with legal counsel prior to executing a copy of this Agreement.  You understand that any notice revoking this Agreement must be in writing and hand-delivered or emailed to the Chief Financial Officer of the Company at the address of the Company [above] (or if by email, to the following email address of the Chief Financial Officer: esapienza@kaspien.com).

6.          Restrictive Covenants.  You hereby reaffirm your covenants relating to Non-Solicitation, Non-Compete and Confidentiality set forth in Sections 13, 14 and 15 in the Letter Agreement, each of which are incorporated herein by reference, may be enforced by the Company and/or etailz and shall continue in effect following the Separation Date in accordance with their terms.  For the avoidance of doubt, references in the Letter Agreement to Trans World Entertainment will be considered to refer to Kaspien Holdings Inc.

7.          Return of Company Property.  You agree that, not later than the Separation Date, you will return to the Company or etailz all property of the Company, etailz, or any of their subsidiaries in your possession or control, including, without limitation, all computers, records, paper and electronic files, documents, software programs, and copies thereof, pertaining to the business of the Company, etailz, or any of their subsidiaries as such records, files, documents and programs may constitute trade secrets and proprietary information belonging solely to the Company, etailz, or any of their subsidiaries.  You may not retain copies of any such records, files, documents or programs, and hereby relinquish and assign to the Company any and all rights, if any, that you may have in any such records, files, documents or programs.

8.          Nondisparagement.  You will not criticize or disparage the Company, etailz or their affiliates or any of their directors, officers, employees, vendors, products or services.  Notwithstanding the foregoing, nothing in this Section 8 shall prevent you from making any truthful statement to the extent, but only to the extent (A) necessary with respect to any litigation, arbitration or mediation involving this Agreement in the forum in which such litigation, arbitration or mediation properly takes place or (B) required by law, legal process or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with apparent jurisdiction over you.  Notwithstanding your obligations under this Section 8, you shall have the right to make the disclosures specifically permitted under the last two paragraphs of Section 15 of the Letter Agreement.

9.          Future Cooperation.  Following the Separation Date, you agree that you shall, without any additional compensation, respond to reasonable requests for information from the Company or etailz regarding matters that may arise in the business of the Company, etailz or their affiliates.  You agree that you will respond to any such requests promptly.  You further agree to fully and completely cooperate with the Company and etailz, their advisors and their legal counsel with respect to any litigation that is pending against the Company, etailz or their affiliates and any claim or action that may be filed against them in the future.  Such cooperation shall include making yourself available at reasonable times and places for interviews, reviewing documents, testifying in a deposition or a legal or administrative proceeding, and providing advice to the Company and etailz in preparing defenses to any pending or potential future claims against the Company, etailz or their affiliates.  The Company will reimburse you for any approved reasonable travel expenses incurred as a result of your cooperation with the Company, and etailz will reimburse you for any approved reasonable travel expenses incurred as a result of your cooperation with it.

10.          Taxes.  The Company and/or etailz may withhold from any amounts payable under this Agreement all federal, state, city or other taxes as they are required to withhold pursuant to any applicable law, regulation or ruling.

11.          Governing Law.  This Agreement shall in all respects be interpreted, construed and governed by and in accordance with the internal substantive laws of the State of Washington, without regard to the conflict of laws provisions thereof.

12.          Severability.  Should any provision of this Agreement be declared or be determined by any court to be invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby, and said invalid part, term or provision shall be deemed not to be part of this Agreement.  The waiver of a breach of any of the provisions of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement or a waiver of any subsequent breach of the same provision.

13.          Voluntary Execution.  You acknowledge that you are executing this Agreement voluntarily and of your own free will and that you fully understand and intend to be bound by the terms of this Agreement.  Further, you acknowledge that you have had an opportunity to carefully review this Agreement with your attorney prior to executing it or warrant that you have chosen not to have your attorneys review this Agreement prior to signing.  You hereby acknowledge that the benefits and amounts to be paid to you hereunder exceed any benefit to which you are otherwise entitled.  This Agreement may be executed in counterparts and by signatures transmitted by fax or email.

14.          Entire Agreement.  This Agreement constitutes the entire agreement between the Company, etailz and you with respect to the subject matter of this Agreement, and there are no other written or oral agreements, understandings or arrangements except as set forth herein.  Except to the extent its provisions are specifically incorporated herein, this Agreement supersedes the Letter Agreement.  Any amendments, additions or other modifications to this Agreement must be done in writing, signed by all parties, and subject to approval of the Company’s Chief Executive Officer in order to be binding.

15.          Successors and Assigns.  This Agreement shall bind and inure to the benefit of and be enforceable by you, the Company, etailz and their respective heirs, executors, personal representatives, successors and assigns, except that no party may assign any rights or delegate any obligations hereunder without the prior written consent of the other parties.  You hereby consent to the assignment by the Company and/or etailz of all of their rights and obligations hereunder to any successor to the Company and/or etailz, as the case may be, by merger or consolidation or any purchaser of all or substantially all of the assets of the Company and/or etailz, as the case may be.

16.          409A.  The parties intend that this Agreement and the payments and benefits provided hereunder will be exempt from the application of Section 409A of the Internal Revenue Code of 1986, as amended, and the rules and regulations issued thereunder, to the maximum extent possible, whether pursuant to the short-term deferral exception described in Treasury Regulation Section 1.409A-1(b)(4), the involuntary separation pay plan exception described in Treasury Regulation Section 1.409A-1(b)(9)(iii), or otherwise.

17.          Miscellaneous: You hereby agree and acknowledge that (i) the restrictions set forth in Sections 13, 14 and 15 of the Letter Agreement (which have been incorporated herein) (A) are reasonable as to time and scope, (B) are reasonable and necessary in order to protect the legitimate interests of the Company and its affiliates, (C) do not impose on you undue hardship and (D) are not injurious to the public, (ii) the Company and its affiliates compete for clients and customers throughout the world, (iii) the Company would not have entered into this Agreement in the absence of the restrictions set forth herein, (iv) a breach or threatened breach of your covenants and restrictions could cause irreparable harm to the Company and its affiliates for which they would have no adequate remedy at law.  Accordingly, notwithstanding any language contained in this Agreement, and in addition to any remedies which the Company may have at law, in the event of an actual or threatened breach of your covenants and restrictions contained in this Agreement, the Company shall have the absolute right to apply to any court of competent jurisdiction in the State of Washington for such injunctive or other equitable relief as such court may deem necessary or appropriate in the circumstances (without the requirement of posting a bond or any other type of undertaking).  Additionally, you agree that in the event that any court of competent jurisdiction should hold that the duration, area, scope or other term of a restriction set forth in this Agreement is unreasonable or unenforceable under circumstances now or hereafter existing, the maximum duration, area and scope of restriction and other term reasonable under the circumstances shall be substituted.  In the event that you or the Company initiates any proceeding in an attempt to confirm or enforce either of your rights under Section 13 or 14 of the Letter Agreement, the parties agree that the time period during which you are restricted pursuant to this Agreement will be tolled to the furthest extent allowed under applicable law.  In the event of any proceeding relating to the foregoing, or otherwise relating to the enforcement of any of the provisions of this Agreement, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and expenses.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

FINALLY, THIS IS TO EXPRESSLY ACKNOWLEDGE:

•
You have been provided a period of at least twenty-one (21) days within which to consider the terms of this Agreement, and you have seven (7) days after executing this Agreement to revoke the Agreement via the revocation procedure described in Section 5 above;

•	You have been advised by the Company to consult with an attorney of your choosing in connection with this Agreement;

•
You fully understand the significance of all of the terms and conditions of this Agreement, and are signing it voluntarily and of your own free will and without reservation or duress and assent to all the terms and conditions contained herein; and

•	No promises or representations, written or oral, have been made to you by any person to induce you to sign this Agreement other than the benefits outlined in this Agreement.

YOU HEREBY STATE THAT YOU HAVE CAREFULLY READ THIS AGREEMENT AND THAT YOU ARE SIGNING THIS AGREEMENT KNOWINGLY AND VOLUNTARILY WITH THE FULL INTENT OF RELEASING THE RELEASEES FROM ANY AND ALL CLAIMS, EXCEPT AS SET FORTH HEREIN.  FURTHER, IF SIGNED PRIOR TO THE COMPLETION OF THE TWENTY-ONE (21) DAY REVIEW PERIOD, THIS IS TO ACKNOWLEDGE THAT YOU KNOWINGLY AND VOLUNTARILY SIGNED THIS AGREEMENT ON AN EARLIER DATE.

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Please acknowledge your agreement to the foregoing by signing below (including inserting the date) and returning the signed Agreement to me.

Sincerely,

KASPIEN HOLDINGS INC.

____________________________
Jonathan Marcus
Director, Kaspien Holdings Inc.

KASPIEN INC.

____________________________
Jonathan Marcus
Director, Kaspien Holdings Inc.

ACKNOWLEDGED AND AGREED TO:

____________________________
Kunal Chopra

Date: ____________________